Exhibit 10.18

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into and effective on this 15th day of November, 2010, by and between SunLink Health Systems, Inc., a corporation organized under the laws of the State of Ohio (“Corporation”), and Centric Management Services Co., LLC, ( EIN 27-4273994) a limited liability company organized under the laws of the State of Georgia (“CMS”).

W I T N E S S E T H:

WHEREAS, Corporation currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest, and its specialty pharmacy business, SunLink Scripts Rx, in Louisiana and Georgia (collectively, the “Business”); and

WHEREAS, CMS is a member-managed limited liability company duly qualified to engage in any lawful business, including management services of the type contemplated by the parties hereto; and

WHEREAS, Corporation desires to contract with CMS for the provision of certain management services and CMS desires to provide such services; and

WHEREAS, CMS desires to contract with Corporation and has agreed to provide such services primarily through its principal, A. Ronald Turner, who has over 30 years of hospital management and leadership experience, who will acknowledge this Agreement in his individual capacity.

NOW, THEREFORE, in consideration of the mutual promises and other consideration contained in this Agreement, the delivery and sufficiency of which is acknowledged, the parties agree as follows:

1. TERM OF AGREEMENT. This Agreement shall be for a term of three (3) consecutive years commencing on November 15, 2010 (“Initial Term”), subject to earlier termination as provided in this Agreement. Following the Initial Term, this Agreement shall automatically renew for additional one (1) year periods (“Renewal Terms”) unless either party provides written notice to the other party at least three (3) months prior to the conclusion of the then-current Term of its intention not to renew. For the purposes of this Agreement, “Term” shall be deemed to include the Initial Term and any Renewal Term(s).

2. CORPORATION’S DUTIES, RIGHTS AND OBLIGATIONS. The Corporation shall be obligated to provide the compensation and benefits hereunder to CMS during the term of this Agreement and shall have all other rights under this Agreement, under applicable law and all internal operating procedures for the administration of Corporation’s business that CMS shall be tasked to perform in carrying out the duties hereunder.

3. CMS’S DUTIES, RIGHTS AND OBLIGATIONS. CMS agrees to the following, which shall be deemed material provisions of this Agreement:

a) Exclusive Services to Corporation. CMS shall provide the full time and exclusive services of A. Ronald Turner to serve in the capacity of Chief Operating Officer of Corporation or with such other title or in such other capacity and/or other or additional duties as may be specified or delegated to Mr. Turner from time to time by the Corporation’s chief executive officer or the board of directors of the Corporation. CMS and Mr. Turner shall be subject to the general direction, approval and control of Corporation’s Chief Executive Officer (or designee). In this role, CMS will have responsibility for the operational performance of Corporation’s hospitals and affiliated entities and/or such other responsibilities as so specified by the Corporation’s chief executive officer or board of directors. CMS may not assign or delegate the performance of any services to be provided by CMS to the Corporation to any other person than A. Ronald Turner.

b) Cooperation with Corporation. CMS shall in good faith perform the services described herein including assuming responsibility for management of the day-to-day operations of the Health Facilities segment including the hospitals and nursing homes of the Corporation. CMS shall endeavor in good faith to cause the Business to provide, consistent with the financial resources available to the Business, quality health care services in accordance with the Corporation’s policies and consistent with the service area or market in which the Business operates. CMS shall cooperate with Corporation in the daily operational management of Corporation’s business operations. The parties shall meet regularly to review and discuss financial and operational performance of the Corporation’s business to resolve any problems.

c) Disclosures. The parties shall make such disclosures as are required by Federal, State or Local laws, regulations and rules, which include the relationship created by this Agreement. During the Term hereof, CMS shall be given such access to the Corporation’s records and offices as deemed appropriate by the chief executive officer of the Corporation, in order that CMS may carry out its obligations hereunder, subject to the confidentiality requirements relating to patients’ records as established by Corporation and Section 6 hereof. CMS shall, and shall require all its affiliates and their respective employees, subcontractors and agents to, comply with and recognize all confidentiality and non-disclosure requirements that apply to the Business, specifically including privacy requirements of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and state requirements and to comply with Corporation’s requirements and safeguards relating to such confidential information. CMS shall comply with the policy adopted by Corporation for access to and disclosure of protected health information (as defined by federal regulations implementing HIPAA) and the Business Associate Addendum provisions attached and incorporated herein as Appendix A.

d) Disclaimer Regarding Referrals. CMS is not required to make referrals to, be in a position to make or influence referrals to, or otherwise generate business for Corporation as a condition for receiving benefits provided in this Agreement which its principal would not be permitted to do under applicable law if he were an employee and officer of the Corporation. This Agreement is an arms-length arrangement for management services that the parties judge consistent with fair market value and industry practices.

e) Exclusive Use of Corporation. The parties agree that during the Term of this Agreement, CMS shall exclusively provide the Management Services to Corporation.

4. COMPENSATION; REIMBURSEMENT. As compensation for the Services provided by CMS pursuant to this Agreement, Corporation shall pay to CMS the sum of $21,000.00 per month (the “Monthly Fee”). Corporation shall reimburse CMS for reasonable and necessary out-of-pocket expenses for cell phone as specified on Exhibit A and for reasonable travel, food and lodging when traveling out of town on the Corporation’s business incurred in executing the duties and obligations under this Agreement, all in accordance with the Corporation’s policies and practices for employees. CMS shall provide Corporation an itemized account of such expenses in any form and as such intervals as required by Corporation. In addition to the monthly amount of $21,000.00 set forth above, CMS shall have an annual fiscal year target incentive opportunity with the potential to earn up to 60% of said monthly amount based on the following criteria:

Un-weighted discretionary criteria to be set each year by the Board of Directors and CEO of Corporation and as approved by Corporation’s Compensation Committee. The un-weighted discretionary criteria would usually be hospital and related subs EBITDA. Discretionary criteria may also include other financial objectives (such as cash collections, etc.,) and/or non-financial objectives (such as systems work, staff development, etc.).

CMS shall be entitled to receive six (6) Monthly Fees as severance payments (the “Severance”) if there is any Termination by Corporation of the engagement of CMS under this Agreement made without cause and (i) in anticipation of a Sale which Sale actually occurs within ninety (90) days thereafter, or (ii) within ninety (90) days following any Sale of the Corporation. The Severance shall be paid during subsequent monthly periods. For the purposes of this Paragraph, the following terms have the meanings set forth herein below:

a) “Sale” means a Change in Effective Control or Change in Ownership of the Corporation, other than to, or into an entity controlled by, one or more members of the current management of the Corporation.

b) “Change in Effective Control” means (i) the acquisition by any individual, entity or group acting in concert (collectively, a “Person”) during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Corporation possessing 50% or more of the total voting power of the stock of the Corporation; (ii) the replacement of a majority of members of the Board of Directors of the Corporation (the “Board”) during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the sale or transfer of all or substantially all the consolidated assets of the Corporation to any Person (other than a sale or transfer to a subsidiary or one or more members of current management of the Corporation (or to an entity controlled by such a member or members)). If any Person is considered to effectively control the Corporation, the acquisition of additional control of the Corporation by the same Person is not considered to cause a Change in Effective Control of (or to cause a “Change in Ownership” of the Corporation within the meaning of this Agreement).

c) “Change in Ownership” means the acquisition by any Person of ownership of the stock of the Corporation that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation. However, if any Person is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same Person is not considered to cause a Change in Ownership of the Corporation (or to cause a Change in Effective Control of the Corporation). An increase in the percentage of stock owned by any Person as a result of a transaction in which the Person acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Paragraph. This Paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock by the Corporation) and stock in the Corporation remains outstanding after the transaction.

d) “Termination” means the date as if CMS’s principal was an employee of Corporation and he separated from service” as defined by Section 409A of the Internal Revenue Code of 1986.

The parties agree and acknowledge that CMS’s compensation under this Agreement is consistent with the fair market value of the CMS’s services in arms-length transactions and is consistent with industry custom and practice for similar transactions. This Section shall survive the expiration or termination of this Agreement for any reason.

5. ASSIGNMENT. This Agreement may not be assigned by either party without the express written consent of the other party except the Corporation may assign its rights and obligations under this Agreement to any subsidiary or affiliate of the Corporation.

6. CONFIDENTIALITY. During the Term hereof, and at all times thereafter, CMS shall not, without the prior written consent of the Corporation, directly or indirectly, utilize, publish, communicate or disclose to any third party any trade secrets, confidential business plans, methods of operations, pricing, policies, marketing strategies, members of hospital and/or nursing home staffs or suppliers list of the Corporation or its subsidiaries or affiliates (collectively, the “Confidential Information”), whether learned prior to or during the Term. CMS further agrees to take all steps necessary to prevent its members, officers, employees, agents, subsidiaries and affiliates from disclosing or using, directly or indirectly, the Confidential Information. CMS further agrees that for a period of two years after the date of Termination of the engagement of CMS hereunder for any reason, neither CMS nor its principal will solicit (i) for employment or hiring by CMS or its principal or any of their affiliates any of the employees of the Corporation, its subsidiaries or affiliates, or (ii) any physician on the staff of any hospital or nursing home of the Corporation, its subsidiaries or affiliates to serve on the medical staff of any other facility. For purposes hereof, “solicit” will not be deemed to include general employment solicitations through employment agencies, physician solicitation through physician search firms or the public media so long as not, in any such case, specifically directed to any employee(s) of, or physicians on the staff of any hospital or nursing home of, the Corporation, its subsidiaries or affiliates. The covenants and provisions of this Section shall survive the expiration or termination, for any reason whatsoever, of this Agreement.

7. INJUNCTIVE RELIEF. The parties acknowledge that a breach or violation of the covenants contained in Section 6 hereof will have an irreparable, material and adverse effect upon the non-breaching party and that damages arising from any such breach may be difficult to ascertain. The parties agree that the provisions of Section 6 are reasonable, and that any non-breaching party shall be entitled to injunctive relief for breach by the other party of all or any part of the terms thereof. If a court of competent jurisdiction shall hold that the duration or scope of the restrictions stated therein are unreasonable, the parties agree the restrictions shall be modified and enforceable to the extent deemed reasonable.

8. TERMINATION. The engagement of CMS under this Agreement may be terminated as follows:

a) Termination for Breach/Impossibility. Either party may terminate the engagement of CMS under this Agreement immediately upon the breach of any one or more material provisions of this Agreement by the other party. This Agreement also may be terminated by either party immediately upon the occurrence of any event which makes it impossible for the other party to fulfill the provisions of this Agreement.

b) Termination or Amendment as a Result of Legislative, Regulatory or Administrative Change. Either party shall have the right to terminate the engagement of CMS under, or unilaterally amend, this Agreement, without liability, to comply with any legislative, regulatory or administrative change issued or proposed to be issued by a federal or state department, agency or commission, or with any provision of law or accreditation that (i) invalidates or is inconsistent with the terms of this Agreement, (ii) would cause one of the parties to be in violation of any law, or (iii) relates to a change in the Medicare, Medicaid or third-party reimbursement system that would have an adverse effect upon such party. If either party deems it necessary to amend this Agreement as provided in this Section and the amendment is unacceptable to the other party, that party may choose to terminate this Agreement immediately, without liability; provided, however, that all amounts then accrued and owing Monthly Fees and out-of-pocket expenses pursuant to this Agreement become due and payable to the extent allowed by law.

c) Termination Upon Notice. Either party may terminate this the engagement of CMS under Agreement, without cause or penalty, upon thirty (30) days prior written notice to the other party.

d) Result of Termination. Upon the termination the engagement of CMS under or expiration of this Agreement for any reason except CMS’s breach, CMS, to the extent allowed by law, shall be entitled to prompt payment by Corporation of the then accrued and owing Monthly Fees and reimbursement of out-of-pocket expenses as set forth in Section 4 above.

9. INDEPENDENT RELATIONSHIP. It is mutually understood and agreed that the parties are at all times acting and performing as independent contractors and this Agreement does not alter that relationship.

10. INDEMNITY. CMS agrees to indemnify and hold harmless the Corporation, its officers, directors, employees, subsidiaries and affiliates from and against all expense (including attorneys fees), loss, judgments and liabilities in any way resulting from or arising out of claims, demands, litigation, actions and investigations made or brought by creditors of CMS or A. Ronald Turner in respect of or concerning this Agreement or the structure of the relationship contemplated hereby.

11. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be considered given and delivered when personally delivered to a party or delivered by courier or deposited in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance herewith:

If to Corporation:	SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 1120 Atlanta, GA 30339 (770) 993-7000; Fax (770) 993-7010 Attn: Robert M. Thornton, Jr. Chief Executive Officer

If to CMS:	Centric Management Services Co., LLC c/o A. Ronald Turner 3541 Wake Run Court Gainesville, GA 30506

12. SEVERABILITY. In the event that any sections, sentences, clauses or phrases of this Agreement shall be found invalid, void and/or unenforceable, for any reason, neither this Agreement generally nor the remainder of this Agreement shall, as a result, be rendered invalid, void and/or unenforceable. Instead, each such provision and, if necessary, other provisions of this Agreement shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the parties as set forth in this Agreement. Notwithstanding the preceding sentence, if such court does not make such reformation, the remainder of this Agreement shall be construed and given effect as if such invalid, void and/or unenforceable provisions had not been a part of this Agreement.

13. MODIFICATION. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement.

14. SECTION HEADINGS. The section headings set forth in this Agreement are for purposes of convenience only and shall have no bearing whatsoever on the interpretation or actual content of this Agreement.

15. GOVERNING LAW. This Agreement shall be construed and governed pursuant to the internal laws of the State of Georgia, except to the extent Federal law or regulations are controlling.

16. ARBITRATION. All disputes and claims relating to any provision of this Agreement, or relating to or a rising out of the parties’ relationship or creation or termination thereof (including, without limitation, any claim that any provision of this Agreement or any other obligation of CMS or Corporation is illegal or otherwise unenforceable or voidable under any law, ordinance or ruling) shall, upon invocation of this provision in writing by CMS or Corporation, be settled and determined by arbitration in Cobb County, Georgia, in accordance with the United States Arbitration Act (9 U.S.C. Section 1 et sec.) and the rules of the American Arbitration Association. The arbitration shall be by a single neutral arbitrator appointed in accordance with the rules of the American Arbitration Association. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. The fees and expenses of the arbitrator shall be paid by the party who does not prevail or in accordance with the award of the arbitrators. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.

17. NON-WAIVER. No waiver by either of the parties to this Agreement of any failure by the other party to keep or perform any provision, covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or of any other provision, covenant or condition. All rights and remedies granted or referred to in this Agreement are cumulative: resort to one shall not preclude resort to another or any other right or remedy provided by law.

18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the Management Services and supersedes all prior proposals, oral and written, negotiations, representations, communications, writings and agreements between the parties.

19. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.

Its:	Chief Executive Officer

Date:	November 15, 2010

CENTRIC MANAGEMENT SERVICES CO., LLC

By:	/s/ A. Ronald Turner

Its:	Co-Managing Member

Date:	November 15, 2010

And I, A. Ronald Turner, the principal of Centric Management Services Co., LLC, do hereby (i) acknowledge and agree with the foregoing, (ii) guarantee unconditionally the obligations of CMS undertaken under this Agreement and (iii) covenant with the Corporation to fully perform and faithfully execute, in my capacity as such principal, the duties and obligations of CMS as set forth herein and related duties necessary not so enumerated as generally understood in the nature of the engagement of services contemplated.

/s/ A. Ronald Turner
A. Ronald Turner

November 15, 2010
Date

EXHIBIT A

1.	Eligibility for CMS’s principal to participate in new or existing equity plans when and as approved by Corporation’s Compensation Committee.

2.	15 days of annual vacation for one to three years of service, and 20 days thereafter.

3.	3.34 hours of sick time accrued per month.

4.	Ten paid annual holidays.

5.	Reimbursement of cell phone expense per SunLink policy (currently $140 per month).

6.

Reimbursement for the out-of-pocket cost of premiums of: Medicare Part B (currently $110.50 per month); supplemental coverage (currently with AARP @ $140.17 per month); and Medicare Part D (currently $39.70 per month) of A. Ronald Turner and spouse (total monthly for the foregoing premiums currently $580.74). It is understood that such amounts are subject to adjustment and SunLink agrees to reimburse CMC for any increases in such premiums so long as not exceeding the direct out-of-pocket cost of similar health and medical insurance of employees of SunLink generally.

7.

Term life insurance is generally provided to employees of SunLink Corporate. The current coverage amount is 1 x annual salary not to exceed $300,000.00. CMS’s principal may be eligible for such group coverage and, if so, coverage will be provided. This insurance is currently issued through Sun Life Assurance Company.

8.	Right for CMS’s principal to participate in SunLink’s 401k plan, if eligible, with annual discretionary match administered through Diversified Investment Advisors.

Contingent upon the following:

1.

CMS’s principal’s ability to verify his identity and establish his right to work in the United States, as required by the Immigration Reform and Control Act of 1986. (To be completed upon start of duties.)

2.

Successful results of background, reference and credential checks. (CMS’s principal shall complete the enclosed pre-employment disclosure & release form and other required forms and return to Human Resources as soon as possible.)

Appendix A

BUSINESS ASSOCIATE ADDENDUM

This BUSINESS ASSOCIATE ADDENDUM (the “Addendum”) is made as of November 15, 2010 (the “Effective Date”), by and between Centric Management Services Co., LLC (“Business Associate”) and SunLink Health Systems, Inc. (together with its subsidiaries and affiliates, “Covered Entity”) (Business Associate and Covered Entity, collectively, the “Parties”) to comply with privacy standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, 45 C.F.R. parts 160 and 164 (the “Privacy Rule”) and security standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, 45 C.F.R. parts 160 and 164 (the “Security Rule”) and any applicable state confidentiality and breach notification laws.

RECITALS

WHEREAS, Business Associate provides certain management services to or on behalf of Covered Entity;

WHEREAS, Covered Entity and Business Associate entered into that certain Management Agreement dated as of even date herewith (the “Agreement”);

WHEREAS, in connection with these services, Covered Entity will disclose to Business Associate certain protected health information that is subject to protection under the Privacy Rule; and

WHEREAS, the Privacy Rule requires that Covered Entity receive adequate assurances that Business Associate will comply with certain obligations with respect to the PHI received in the course of providing services to or on behalf of Covered Entity.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

A. Definitions. Terms used herein, but not otherwise defined, shall have meaning ascribed by the Privacy Rule and the Security Rule.

“Business Associate” shall mean Centric Management Services Co., LLC, a Georgia limited liability company and A. Ronald Turner, an individual residing in Atlanta, Georgia.

“Covered Entity” shall mean collectively, SunLink Health Systems, Inc. and its subsidiaries and affiliates.

“Designated Record Set” shall mean a group of records maintained by or for a Covered Entity that is: (i) the medical records and billing records about Individuals maintained by or for a covered health care provider; (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for the covered entity to make decisions about Individuals. For purposes of this definition, the term “record” means any item, collection, or grouping of information that includes protected health information and is maintained, collected, used, or disseminated by or for a covered entity.

“HIPAA Rules” shall mean the Privacy Rule and the Security Rule.

“Individual” shall mean the person who is the subject of the protected health information.

“Protected Health Information” or “PHI” shall mean individually identifiable health information that is transmitted or maintained in any form or medium.

“Required by Law” shall mean a mandate contained in law that compels a use or disclosure of PHI.

“Secretary” shall mean the Secretary of the Department of Health and Human Services or his or her Designee.

B. Purposes for which PHI May be Disclosed to Business Associate. In connection with the services provided by Business Associate to or on behalf of Covered Entity described in the Agreement, Covered Entity may disclose PHI to Business Associate for the purposes of enabling Business Associate to perform its obligations under the Agreement.

C. Obligations of Covered Entity. If deemed applicable by Covered Entity, Covered Entity shall:

1. provide Business Associate a copy of its Notice of Privacy Practices (“Notice ”) produced by Covered Entity in accordance with 45 C.F.R. 164.520 as well as any changes to such Notice;

2. provide Business Associate with any changes in, or revocation of, authorizations by Individuals relating to the use and/or disclosure of PHI, if such changes affect Business Associate’s permitted or required uses and/or disclosures;

3. notify Business Associate of any restriction to the use and/or disclosure of PHI to which Covered Entity has agreed in accordance with 45 C.F.R. 164.522;

4. notify Business Associate of any amendment to PHI to which Covered Entity has agreed that affects a Designated Record Set maintained by Business Associate; and

5. if Business Associate maintains a Designated Record Set, provide Business Associate with a copy of its policies and procedures related to an Individual’s right to: access PHI; request an amendment to PHI; request confidential communications of PHI; or request an accounting of disclosures of PHI.

D. Obligations of Business Associate. Business Associate agrees to comply with applicable federal and state confidentiality and security laws, specifically the provisions of the HIPAA Rules applicable to business associates, including:

1. Use and Disclosure of PHI. Except as otherwise permitted by this Addendum or applicable law, Business Associate shall not use or disclose PHI except as necessary to provide the services that are contemplated under the Agreement to or on behalf of

Covered Entity, and shall not use or disclose PHI that would violate the HIPAA Rules if used or disclosed by Covered Entity, provided, however, Business Associate may use and disclose PHI as necessary for the proper management and administration of Business Associate, or to carry out its legal responsibilities. Business Associate shall in such cases:

(a) provide information to members of its workforce using or disclosing PHI regarding the confidentiality requirements of the Privacy Rule and this Addendum;

(b) obtain reasonable assurances from the person or entity to whom the PHI is disclosed that: (a) the PHI will be held confidential and further used and disclosed only as Required by Law or for the purpose for which it was disclosed to the person or entity; and (b) the person or entity will notify Business Associate of any instances of which it is aware in which confidentiality of the PHI has been breached; and

(c) agree to notify the designated privacy officer of Covered Entity of any instances of which it is aware in which the PHI is used or disclosed for a purpose that is not otherwise provided for in this Addendum or for a purpose not expressly permitted by the HIPAA Rules.

2. Data Aggregation. In the event that Business Associate works for more than one Covered Entity, Business Associate is permitted to use and disclose PHI for data aggregation purposes, however, only in order to analyze data for permitted health care operations, and only to the extent that such use is permitted under the Privacy Rule.

3. De-identified Information. Business Associate may use and disclose de-identified health information if (i) the use is disclosed to Covered Entity and permitted by Covered Entity in its sole discretion and (ii) the de-identification is in compliance with 45 C.F.R. §164.502(d), and the de-identified health information meets the standard and implementation specifications for de-identification under 45 C.F.R. §164.514(a) and (b).

4. Safeguards. Business Associate shall maintain appropriate safeguards to ensure that PHI is not used or disclosed other than as provided by this Addendum or as Required by Law. Business Associate shall implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of any electronic PHI it creates, receives, maintains, or transmits on behalf of Covered Entity.

5. Minimum Necessary. Business Associate shall use reasonable efforts to ensure that all uses and disclosures of PHI are subject to the principle of “minimum necessary use and disclosure,” i.e., that only PHI that is the minimum necessary to accomplish the intended purpose of the use, disclosure, or request is used or disclosed.

6. Disclosure to Agents and Subcontractors. If Business Associate discloses PHI received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity, to agents, including a subcontractor, Business Associate shall require the agent or subcontractor to agree to the same restrictions and conditions as applicable to Business Associate under this Addendum. Business Associate shall ensure that any agent, including a subcontractor, agrees to implement reasonable and appropriate safeguards to protect the confidentiality, integrity, and availability of the electronic PHI that it creates, receives, maintains, or transmits on behalf of the Covered Entity. Business Associate shall be liable to

Covered Entity for any acts, failures or omissions of the agent or subcontractor in providing the services as if they were Business Associate’s own acts, failures or omissions, to the extent permitted by law. Business Associate further expressly warrants that its agents or subcontractors will be specifically advised of, and will comply in all respects with, the terms of this Addendum.

7. Individual Rights Regarding Designated Record Sets. If Business Associate maintains a Designated Record Set on behalf of Covered Entity Business Associate agrees as follows:

(a) Individual Right to Copy or Inspection. Business Associate agrees that if it maintains a Designated Record Set for Covered Entity that is not maintained by Covered Entity, it will permit an Individual to inspect or copy PHI about the Individual in that set as directed by Covered Entity to meet the requirements of 45 C.F.R. § 164.524. Under the Privacy Rule, Covered Entity is required to take action on such requests as soon as possible, but not later than 30 days following receipt of the request. Business Associate agrees to make reasonable efforts to assist Covered Entity in meeting this deadline. The information shall be provided in the form or format requested if it is readily producible in such form or format; or in summary, if the Individual has agreed in advance to accept the information in summary form. A reasonable, cost-based fee for copying health information may be charged. If Covered Entity maintains the requested records, Covered Entity, rather than Business Associate shall permit access according to its policies and procedures implementing the Privacy Rule.

(b) Individual Right to Amendment. Business Associate agrees, if it maintains PHI in a Designated Record Set, to make amendments to PHI at the request and direction of Covered Entity pursuant to 45 C.F.R. 164.526. If Business Associate maintains a record in a Designated Record Set that is not also maintained by Covered Entity, Business Associate agrees that it will accommodate an Individual’s request to amend PHI only in conjunction with a determination by Covered Entity that the amendment is appropriate according to 45 C.F.R. § 164.526.

(c) Accounting of Disclosures. Business Associate agrees to maintain documentation of the information required to provide an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528, and to make this information available to Covered Entity upon Covered Entity’s request, in order to allow Covered Entity to respond to an Individual’s request for accounting of disclosures. Under the Privacy Rule, Covered Entity is required to take action on such requests as soon as possible but not later than 60 days following receipt of the request. Business Associate agrees to use its best efforts to assist Covered Entity in meeting this deadline. Such accounting must be provided without cost to the Individual or Covered Entity if it is the first accounting requested by an Individual within any 12 month period; however, a reasonable, cost-based fee may be charged for subsequent accountings if Business Associate informs the Individual in advance of the fee and is afforded an opportunity to withdraw or modify the request. Such accounting is limited to disclosures that were made in the six (6) years prior to the request (not including disclosures prior to the compliance date of the Privacy Rule) and shall be provided for as long as Business Associate maintains the PHI.

8. Internal Practices, Policies and Procedures. Except as otherwise specified herein, Business Associate shall make available its internal practices, policies and procedures relating to the use and disclosure of PHI, received from or on behalf of Covered Entity to the Secretary or his or her agents for the purpose of determining Covered Entity’s compliance with the HIPAA Rules, or any other health oversight agency, or to Covered Entity. Records requested that are not protected by an applicable legal privilege will be made available in the time and manner specified by Covered Entity or the Secretary.

9. Notice of Privacy Practices. Business Associate shall abide by the limitations of Covered Entity’s Notice of which it has knowledge. Any use or disclosure permitted by this Addendum may be amended by changes to Covered Entity’s Notice; provided, however, that the amended Notice shall not affect permitted uses and disclosures on which Business Associate relied prior to receiving notice of such amended Notice.

10. Withdrawal of Authorization. If the use or disclosure of PHI in this Addendum is based upon an Individual’s specific authorization for the use or disclosure of his or her PHI, and the Individual revokes such authorization, the effective date of such authorization has expired, or such authorization is found to be defective in any manner that renders it invalid, Business Associate shall, if it has notice of such revocation, expiration, or invalidity, cease the use and disclosure of the Individual’s PHI except to the extent it has relied on such use or disclosure, or if an exception under the Privacy Rule expressly applies.

11. Knowledge of HIPAA Rules. Business Associate agrees to review and understand the HIPAA Rules as it applies to Business Associate, and to comply with the applicable requirements of the HIPAA Rule, as well as any applicable amendments.

12. Security Rule. With regard to PHI which is Electronic PHI (as defined in the Security Rule), Business Associate shall: (i) implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of Electronic PHI that Business Associate creates, receives, maintains, or transmits on behalf of Covered Entity; (ii) ensure that any agent, including a subcontractor, to whom Business Associate provides such information agrees to implement reasonable and appropriate safeguards to protect it; (iii) report to Covered Entity any Security Incident (as defined in the Security Rule) of which Business Associate becomes aware. Business Associate’s obligations under this Section are in addition to its obligations under Section D.4. of this Addendum.

E. Term and Termination.

1. Term. This Addendum shall be effective as of the Effective Date and shall be terminated when all PHI provided to Business Associate by Covered Entity, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity (or, if it is infeasible to return or destroy such PHI, protections are extended to such information, in accordance with the termination provisions in paragraph 3 of this Section E).

2. Termination for Breach. If Business Associate breaches any provision in this Addendum, Covered Entity may, at its option, access and audit the records of Business Associate related to its use and disclosure of PHI, require Business Associate to submit to monitoring and reporting, and such other conditions as Covered Entity may determine is necessary to ensure compliance with this Addendum, or Covered Entity may terminate this Addendum on a date specified by Covered Entity.

3. Effect of Termination. Upon termination of this Addendum for any reason, Business Associate agrees to return or destroy all PHI received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity, or maintained by Business Associate in any form. If Business Associate determines that the return or destruction of PHI is not feasible, Business Associate shall inform Covered Entity in writing of the reason thereof, and shall agree to extend the protections of this Addendum to such PHI and limit further uses and disclosures of the PHI to those purposes that make the return or destruction of the PHI not feasible for so long as Business Associate retains the PHI.

F. Miscellaneous.

1. Indemnification. To the extent permitted by law, Business Associate agrees to indemnify and hold harmless Covered Entity from and against all claims, demands, liabilities, judgments or causes of action of any nature for any relief, elements of recovery or damages recognized by law (including, without limitation, attorney’s fees, defense costs, and equitable relief), for any damage or loss incurred by Covered Entity arising out of, resulting from, or attributable to any acts or omissions or other conduct of Business Associate or its agents in connection with the performance of Business Associate’s or its agents’ duties under this Addendum. This indemnity shall apply even if Covered Entity is alleged to be solely or jointly negligent or otherwise solely or jointly at fault; provided, however, that a trier of fact finds Covered Entity not to be solely or jointly negligent or otherwise solely or jointly at fault. This indemnity shall not be construed to limit Covered Entity’s rights, if any, to common law indemnity.

Covered Entity shall have the option, at its sole discretion, to employ attorneys selected by it to defend any such action, the costs and expenses of which shall be the responsibility of Business Associate. Covered Entity shall provide Business Associate with timely notice of the existence of such proceedings and such information, documents and other cooperation as reasonably necessary to assist Business Associate in establishing a defense to such action.

These indemnities shall survive termination of this Addendum, and Covered Entity reserves the right, at its option and expense, to participate in the defense of any suit or proceeding through counsel of its own choosing.

2. Mitigation. If Business Associate violates this Addendum or the HIPAA Rules, Business Associate agrees to mitigate any damage caused by such breach.

3. Rights of Proprietary Information. Covered Entity retains any and all rights to the proprietary information, confidential information, and PHI it releases to Business Associate.

4. Survival. The respective rights and obligations of Business Associate under Section E.3 of this Addendum shall survive the termination of this Addendum.

5. Notices. Any notices pertaining to this Addendum shall be given in writing and shall be deemed duly given when personally delivered to a Party or a Party’s authorized representative as listed below or sent by means of a reputable overnight carrier, or sent by means of certified mail, return receipt requested, postage prepaid. A notice sent by certified mail shall be deemed given on the date of receipt or refusal of receipt. All notices shall be addressed to the appropriate Party as follows:

If to Covered Entity:

SunLink Health Systems, Inc.

900 Circle 75 Parkway, Suite 1120

Atlanta, GA 30339

(770) 993-7000; Fax (770) 993-7010

Attn: Robert M. Thornton, Jr.

Chief Executive Officer

If to Business Associate:

Centric Management Services Co., LLC

c/o A. Ronald Turner

3541 Wake Run Court

Gainesville, GA 30506

6. Amendments. This Addendum may not be changed or modified in any manner except by an instrument in writing signed by a duly authorized officer of each of the Parties hereto. The Parties, however, agree to amend this Addendum from time to time as necessary, in order to allow Covered Entity to comply with the requirements of the HIPAA Rules and state confidentiality and breach notification laws.

7. Choice of Law. This Addendum and the rights and the obligations of the Parties hereunder shall be governed by and construed under the laws of the State of Georgia, without regard to applicable conflict of laws principles.

8. Assignment of Rights and Delegation of Duties. This Addendum is binding upon and inures to the benefit of the Parties hereto and their respective successors and permitted assigns. However, neither Party may assign any of its rights or delegate any of its obligations under this Addendum without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding any provisions to the contrary, however, Covered Entity retains the right to assign or delegate any of its rights or obligations hereunder to any of its wholly owned subsidiaries, affiliates or successor companies. Assignments made in violation of this provision are null and void.

9. Nature of Addendum. Nothing in this Addendum shall be construed to create (i) a partnership, joint venture or other joint business relationship between the Parties or any of their affiliates, (ii) any fiduciary duty owed by one Party to another Party or any of its affiliates, or (iii) a relationship of employer and employee between the Parties.

10. No Waiver. Failure or delay on the part of either Party to exercise any right, power, privilege or remedy hereunder shall not constitute a waiver thereof. No provision of this Addendum may be waived by either Party except by a writing signed by an authorized representative of the Party making the waiver.

11. Equitable Relief. Any disclosure or misappropriation of PHI by Business Associate in violation of this Addendum will cause Covered Entity irreparable harm, the amount of which may be difficult to ascertain. Business Associate therefore agrees that Covered Entity shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining Business Associate from any such further disclosure or breach and for such other relief as Covered Entity shall deem appropriate. Such rights are in addition to any other remedies available to Covered Entity at law or in equity. Business Associate expressly waives the defense that a remedy in damages will be adequate, and further waives any requirement in an action for specific performance or injunction for the posting of a bond by Covered Entity.

12. Severability. The provisions of this Addendum shall be severable, and if any provision of this Addendum shall be held or declared to be illegal, invalid or unenforceable, the remainder of this Addendum shall continue in full force and effect as though such illegal, invalid or unenforceable provision had not been contained herein.

13. No Third Party Beneficiaries. Nothing in this Addendum shall be considered or construed as conferring any right or benefit on a person not party to this Addendum nor imposing any obligations on either Party hereto to persons not a party to this Addendum.

14. Headings. The descriptive headings of the articles, sections, subsections, exhibits and schedules of this Addendum are inserted for convenience only, do not constitute a part of this Addendum and shall not affect in any way the meaning or interpretation of this Addendum.

15. Entire Addendum. This Addendum, together with all exhibits, riders and amendments, if applicable, which are fully completed and signed by authorized persons on behalf of both Parties from time to time while this Addendum is in effect, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous written or oral understandings, addendums, negotiations, commitments, and any other writing and communication by or between the Parties with respect to the subject matter hereof. In the event of any inconsistencies between any provisions of this Addendum and any provisions of the exhibits, riders, or amendments, the provisions of this Addendum shall control.

16. Interpretation. Any ambiguity in this Addendum shall be resolved in favor of a meaning that permits Covered Entity to comply with the HIPAA Rules and any applicable state confidentiality laws. The provisions of this Addendum shall prevail over the provisions of any other agreement that exists between the Parties that may conflict with, or appear inconsistent with, any provision of this Addendum or the HIPAA Rules.

17. Regulatory References. A citation in this Addendum to the Code of Federal Regulations shall mean the cited section as that section may be amended from time to time.

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IN WITNESS WHEREOF, Covered Entity and Business Associate have caused this Addendum to be signed and delivered by their duly authorized representatives as of the date first above written.

BUSINESS ASSOCIATE:	CENTRIC MANAGEMENT SERVICES CO., LLC

	By:	/s/ A. Ronald Turner
Name: Title: Co-Managing Member

COVERED ENTITY:	SUNLINK HEALTH SYSTEMS, INC.

	By:	/s/ Robert M. Thornton, Jr.
Name: Title: Chief Executive Officer